MANAGEMENT SERVICES AGREEMENT

     This Agreement is made by and between Northwestern National Life Insurance Company , an insurance corporation organized and existing under the laws of the State of Minnesota, herein called "NWNL", and Bankers Security Life Insurance Society, an insurance corporation organized and existing under the laws of the State of New York, herein called "BSL".

     WHEREAS, NWNL provides management and policy services and goods for itself; and

     WHEREAS, BSL desires to obtain from NWNL certain management and policy services and goods,

     NOW, THEREFORE, it is agreed as follows:

1. SERVICES. NWNL shall undertake and provide the management services and functions requested by BSL and described in Exhibit A and the appendices thereto.

2. LIMITATIONS. This Agreement covers only those services and functions specifically described in Exhibit A and the appendices thereto. Any amendment or addition to the Agreement, Exhibits or appendices will not be effective until such amendment or addition is filed with, and non-objected to by, the New York Insurance Department ("Department"). In the event any services provided hereunder require the exercise of judgment by BSL, NWNL will perform such services in accordance with written standards and guidelines developed by BSL.

3.   EXPENSE ALLOCATION.

     a. Unless included within 3.c. herein, services provided for BSL by NWNL's corporate officers or staff shall be reimbursed by application of a reimbursement charge to the product of the employee's scheduled work hours during a servicing period and the percentage of time, approximated as precisely as practicable based on servicing records, spent by the employee during such period on BSL services. The reimbursement charge shall be the aggregate of the hourly equivalent dollar amount of the employee's total annualized compensation and the employee's pro rata share of corporate overhead costs, provided that corporate overhead costs shall not exceed 30% of total annualized compensation. "Total annualized compensation" means salary, incentive compensation and the dollar value of employee benefits provided by NWNL during the servicing year to the employee.

     b. Direct costs incurred by NWNL in providing the services and the cost of all materials purchased by NWNL for the benefit of BSL shall be reimbursed by BSL at such cost.

     c. Costs incurred by NWNL's service areas, including, but not limited to, accounting, computer services, corporate management, and data processing units collectively, which allocate cost among the various users of such services in proportion to the services actually rendered to each user, shall be determined monthly by the appropriate NWNL servicing unit based on the assessment of a mutually agreed upon operational or maintenance servicing unit cost multiplied by the number of hours billed to, or the volume of activity incurred by, BSL during the month for services rendered.

     d. No cost will be included in any billing to BSL unless NWNL documents, based on company records, that the function resulted in a specific service or benefit to BSL during the calendar period involved and that the billable amount is reasonable in relation to the service or benefit provided to BSL.

     e. The determination of charges hereunder by NWNL shall be presented to BSL, and if BSL objects to any such determination, it shall so advise NWNL within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to BSL and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to NWNL and BSL, whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified accountants shall be borne equally by NWNL and BSL. Determination of charges hereunder shall be in accordance with New York Insurance Department Regulation No. 33 to the extent applicable.

4. PAYMENT. NWNL shall submit to BSL monthly a written itemized statement together with supporting documentation of the amount owed by BSL for services and the use of facilities provided pursuant to this Agreement during the preceding period; and BSL shall pay to NWNL within fifteen (15) days following receipt of such written statement the amount set forth in the statement.

5. ACCOUNTING RECORDS AND DOCUMENTS. NWNL shall be responsible for maintaining full and accurate accounting records of all services rendered and facilities used pursuant to this Agreement and such additional information as BSL may reasonably request for purposes of its internal bookkeeping and accounting operations. NWNL shall keep such accounting records, insofar as they pertain to the computation of charges hereunder, available at its principal offices for audit, inspection and copying by BSL or any governmental agency having jurisdiction over BSL during all reasonable business hours.

6. OTHER RECORDS AND DOCUMENTS. All books, records, and files established and maintained by NWNL by reason of its performance under this Agreement which, absent this Agreement, would have been held by BSL, shall be deemed the property of BSL, and shall be subject to examination by BSL and persons authorized by it at all times. All such books, records and files shall be promptly transferred to BSL by NWNL upon termination of this Agreement at the expense of NWNL.

7. BSL CONTROL. BSL will maintain at its Home Office in the State of New York qualified personnel, including an Officer, knowledgeable of and responsible for the functions which will be performed for it by NWNL.

8. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant NWNL an exclusive right to provide services to BSL, and BSL retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by BSL pursuant to this Agreement.

9. TERMINATION. This Agreement shall take effect as of January 1, 1996, and shall remain in force until terminated by either NWNL or BSL upon giving thirty (30) days or more advance written notice. Upon termination, NWNL shall at its expense promptly deliver to BSL all books and records that are, or are deemed by this Agreement to be, the property of BSL.

10. SETTLEMENT ON TERMINATION. No later than sixty (60) days after the effective date of termination of this Agreement, NWNL shall deliver to BSL a detailed written statement for all charges incurred prior to the effective date of termination and not included in any previous statement. The amount owed thereunder shall be due and payable within fifteen (15) days of receipt of such statement.

11. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party ___________ hereto, without the other party's prior written consent. Except as, and to the extent, specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. The covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, and each of their successors and assigns respectively.

12. GOVERNING LAW. This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of New York.

13. ARBITRATION. Any unresolved difference of opinion between the parties arising out of or relating to this Agreement, or the breach thereof, except as provided in Section 3, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in the State of New York and the arbitrator(s) shall be unaffiliated with the parties hereto.

14. COMMITMENT AGREEMENT. It is understood that NWNL and BSL have certain obligations under a Commitment Agreement with the New York Insurance Department dated January 1, 1996 and it is agreed that no services will be provided under this Agreement in violation of the aforementioned Commitment Agreement, except for those allowed hereunder.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 1st day of January 1996.

NORTHWESTERN NATIONAL LIFE                   BANKERS SECURITY LIFE
INSURANCE COMPANY                            INSURANCE SOCIETY

/s/ Richard R. Crowl                         /s/ Royce N. Sanner
--------------------------------             --------------------------------
By:  Richard R. Crowl                        By:   Royce N. Sanner
Its: Vice President &                        Its:  Vice President &
     Associate General Counsel                     General Counsel


/s/ Wayne R. Huneke                          /s/ Susan M. Bergen
--------------------------------             --------------------------------
By:  Wayne R. Huneke                         By:   Susan M. Bergen
Its: Senior Vice President                   Its:  Assistant Secretary
     Chief Financial Officer

                     BANKERS SECURITY LIFE INSURANCE SOCIETY

                  NORTHWESTERN NATIONAL LIFE INSURANCE COMPANY
                HOLDING COMPANY AGREEMENT - SCHEDULE OF SERVICES


GENERAL SERVICES

                                                                                COMPANY PROVIDING
NUMBER                              SERVICE                                             SERVICE

A-1           BSL Financial Services and As Needed NMO Central
                 Systems Accounting Services                                                 NWNL
A-2           BSL Actuarial Services                                                         NWNL
A-3           Interior Design Services                                                       NWNL
A-4           Employee Benefits and 401(k) Business                                          NWNL
A-5           Informational Service Support Functions                                        NWNL
A-6           Legal Services                                                                 NWNL
A-7           Personnel, Compensation Design, Benefits and Training                          NWNL
A-8           Printing Services                                                              NWNL
A-9           Sales Promotional Materials                                                    NWNL


SPECIALIZED SERVICES
                                                                                COMPANY PROVIDING
NUMBER                              SERVICE                                             SERVICE


A-10          Corporate Management Services                                                  NWNL
A-11          Medical Advice for Underwriting and Claims Support                             NWNL


SERVICES TO BE PERFORMED ON A "NEED" BASIS

                                                                                COMPANY PROVIDING
NUMBER                              SERVICE                                             SERVICE


A-12          Claims Processing and Support Services                                         NWNL
A-13          Policy Holder Services                                                         NWNL
A-14          New Business and Administration                                                NWNL
A-15          Underwriting Services                                                          NWNL

                                                                       EXHIBIT A

BSL Financial Services and As Needed NMO Central Systems Accounting Services

NWNL will provide the following Accounting and Financial Services to BSL:

         The preparation and filing of premium tax returns, preparation and processing of accounting and financial records and transactions, investment accounting, treasury services, general ledger, cost and related areas, bank reconciliation, cashiers services including income receipts and disbursements, assistance in accounting services for commission processing, assistance in the preparation of and planning relative to financial quarterly and annual statements, assistance in accounting and financial services for budget preparation and planning, and accounting and financial support.

         The above services will be performed for BSL operations other than the National Marketing Organization ("NMO") except that the NMO is eligible to benefit from these financial services to achieve efficiencies resulting from the use of central systems and processes, to achieve economies of scale or when required because of overflow situations.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. A procedure will be in place to prevent duplications in billings to BSL for Accounting Services. All final decisions related to these services shall be under the control of BSL and it appropriate personnel.

BSL Actuarial Services

NWNL will provide the following Actuarial Services to BSL:

     Actuarial services including clerical, technical and product actuarial support.

     The Actuarial Services provided by NWNL to BSL, and also to that part of BSL known as the NMO, shall not be duplications of actuarial services which USL provides to BSL or the NMO.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. A procedure will be in place to prevent duplications in billings to BSL for Actuarial Services. All final decisions related to these services shall be under the control of BSL and it appropriate personnel.

Interior Design Services

NWNL will provide Interior Design Services to BSL.

All final decisions related to these services shall be under the control of BSL and it appropriate personnel.

Employee Benefits and 401(k) Business

NWNL shall provide clerical, technical and professional staff support services for business activities related to employee benefits and 401(k) businesses. Included in such support shall be informational and data base services, issuance of new business and servicing of existing business, underwriting and payment of claims.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. All final decisions related to these services shall be under the control of BSL and its appropriate personnel.

Informational Service Support Functions

NWNL will provide Informational services to BSL. An example of a service NWNL would provide would be programmers knowledgeable in the Vantage (policy administration) System. Services would include:

     professional, technical, supervisory, programming and clerical support for Informational services.

     Informational and computer services provided by NWNL may be in the nature of applications and programming support, enhancing existing systems, help in installing new systems and centralized computer systems. A procedure will be in place to prevent duplications in billings to BSL for information data services it receives from affiliated companies.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. All final decisions related to these services shall be under the control of BSL and it appropriate personnel.

Legal Services

NWNL will provide the following Legal services functions to BSL:

Legal and legal related technical, paralegal and clerical services, including general representation, legal opinions and advice, compliance, industry and government relations, policy filing support.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. All final decisions related to these services shall be under the control of BSL and its appropriate personnel.

Personnel, Compensation Design, Benefits and Training

NWNL will provide compensation design and benefit services to BSL and training where it has expertise. Services will be related to the following functions:

1. NWNL will provide BSL with benefit and compensation design services, payroll services and related functions.

2.   BSL will be a participating  employer under various  employee benefit plans
     maintained  by  NWNL,  which  will  also  provide   administrative  support
     services.

3.   Training functions and on a when needed basis, personnel recruiting.

A procedure will be in place to prevent duplications in billings to BSL for Personnel Matters. Such services will be under the control of BSL.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. All final decisions related to these services shall be under the control of BSL and its appropriate personnel.

Printing Services

NWNL will provide printing services functions to BSL when economy of scale can be achieved and if requested by BSL. Example of printed materials might be Compliance Manuals and Personnel Handbooks. A procedure will be in place to prevent duplications in billings to BSL for printing services it receives from affiliated companies.

BSL may purchase printing services from NWNL under the control of BSL.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. All final decisions related to these services shall be under the control of BSL and its appropriate personnel.

Sales Promotional Materials

If requested by BSL, and in those cases where NWNL has expertise, NWNL will provide Sales promotional services to BSL. An example of such services would be advertising, announcements and related communications.

A procedure will be in place to prevent duplications in billings to BSL for sales promotional services. All final decisions related to these services shall be under the control of BSL and it appropriate personnel.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. All final decisions related to these services shall be under the control of BSL and its appropriate personnel.

Corporate Management Services

Upon the request of the appropriate officers of BSL, NWNL will provide the following Corporate Management Services functions to BSL:

NWNL through its Chairman and Chief Executive Officer; President and Chief Operating Officer; Senior Vice President, General Counsel and Secretary; Senior Vice President, Financial Management; Senior Vice President, Strategic Marketing and Technology; Senior Vice President, Investments; Senior Vice President and Chief Financial Officer; or through other officers and/or the staff of NWNL, shall provide to BSL the following services:

1. Consultative and advisory services to BSL's senior executive officers and staff with respect to the conducting of BSL's business operations and the execution of directives and resolutions of BSL's Board of Directors pertaining to business operations and functions.

2. Consultation and participation in BSL's strategic planning process; the development of business goals, objectives and policy; the development of operational, administrative and quality programs; and the coordination of such processes, goals, objectives, policy and programs with those of the Holding Company system.

3. Management reporting services, both with respect to internal and external reports, including the completion of peer company review analysis, coordination of the annual planning process, consolidation of monthly operation results, management and policyholder information reports, e.g., annual report, maintenance of reporting systems and provision of cost account reports and services.

4. Advice and assistance with respect to the maintaining of BSL's capital and surplus, the development and implementation of financing strategies, plans and the production of financial reports and records, and in all matters relating to corporate financing, cash management, financial analysis and specialized financial systems and programming.

5. Representation of BSL's interests at government affairs and insurance industry meetings; participation in the deliberation and affairs of trade associations and promotion of BSL's products provided that all promotional materials shall receive BSL's prior approval before use.

6. Consultative advisory and administrative services to BSL's senior executive officers and staff in respect to the development, implementation and administration of human resource programs and policies; the delivery of communications and information to employees regarding enterprise plans, objectives and results; and the maintenance of employee relations, morale, and developmental opportunities.

7.   Consultation   and   participation  in  press  releases  and  other  public
announcements related to BSL.

8. Advice and strategies with regard to matching assets and liabilities.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. All final decisions related to these services shall be under the control of BSL and its appropriate personnel.

A procedure will be in place to prevent duplications in billings to BSL for Corporate Management Services.

Medical Advice for Underwriting and Claims Support

     At present BSL does not have a medical doctor in its employment. It will typically request medical advice from USL but as a back-up NWNL will provide Medical advice for underwriting and claims support services functions to BSL. A procedure will be in place to prevent duplications in billings to BSL for Medical Advice. All final decisions related to these services shall be under the control of BSL and its appropriate personnel.

Claims Processing and Support Services

NWNL will provide Claims processing services on an as needed basis with BSL officers and appropriate personnel who are resident in New York having overall operational responsibility and control. Such services will be provided in overflow situations and where NWNL has the expertise.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. A procedure will be in place to prevent duplications in billings to BSL for claims processing. All final decisions related to these services shall be under the control of BSL and it appropriate personnel.

Policy Holder Services

NWNL will provide, on a when needed basis, Policy holder services to BSL with BSL officers and appropriate personnel who are resident in New York having overall operational responsibility and control. Such services will be performed, if requested, in overflow situations where the Agreement between USL and BSL does not provide sufficient overload capacity and where expertise is available at NWNL.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. A procedure will be in place to prevent duplications in billings to BSL for policy holder service. All final decisions related to these services shall be under the control of BSL and it appropriate personnel.

New Business and Administration

NWNL will provide, on a when needed basis, New business and administration services to BSL with BSL officers and appropriate personnel who are resident in New York having overall operational responsibility and control. Such assistance, if requested, will be available in overflow situations where the Agreement between BSL and USL does not provide sufficient overload capacity and where NWNL has expertise.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. A procedure will be in place to prevent duplications in billings to BSL for New Business and Administration. All final decisions related to these services shall be under the control of BSL and it appropriate personnel.

Underwriting Services

NWNL will provide, on a when needed basis, Underwriting services to BSL with BSL officers and appropriate personnel who are resident in New York having overall operational responsibility and control. Such assistance, if requested, will be available in overflow situations where the agreement between USL and BSL does not provide sufficient overload capacity where NWNL has the expertise.

For the above functions, BSL will establish procedures and have final authority for their promulgation, will exercise final approval and have control over the final product, and maintain a qualified employee at BSL familiar with the services being performed for it. A procedure will be in place to prevent duplications in billings to BSL for Underwriting Services. All final decisions related to these services shall be under the control of BSL and it appropriate personnel.